Exhibit 99.2

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE ASSET SALE BUSINESSES

Unaudited Combined Financial Statements:
Unaudited Combined Balance Sheets as of December 31, 2004 and June 30, 2005
Unaudited Combined Statements of Operations for the three and six months ended June 30, 2004 and 2005
Unaudited Combined Statements of Cash Flows for the six months ended June 30, 2004 and 2005
Notes to the Unaudited Combined Financial Statements

General:

In accordance with rules promulgated by the Securities and Exchange Commission, VIA NET.WORKS, Inc. (“VIA” or the “Company”) has provided the following unaudited combined financial statements of the business sold to Interoute under the terms of the Sale Agreement (the “Terms of the Asset Sale; the Sale Agreement”) that is described in the Proxy Statement filed by the Company with the Securities and Exchange Commission on September 28, 2005 (the “Proxy Statement”) beginning on page 45, at December 31, 2004 and June 30, 2005, and for the three and six month periods ended June 30, 2004 and June 30, 2005. The assets sold consists of the operations (and the financial results and financial positions) of the direct and indirect subsidiaries of VIA NET.WORKS, Inc. listed at Schedule 2 to the Sale Agreement (see Annex A to the Proxy Statement, pages A-1 to A-68 of the Proxy Statement), together with those certain assets and liabilities currently held by the group parent, VIA NET.WORKS, Inc., which are to be transferred to Interoute at the closing of the Sale Agreement.

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the combined financial statements or notes thereto.

ASSET SALE BUSINESS

UNAUDITED COMBINED BALANCE SHEETS

(In thousands of U.S. dollars)

	December 31, 2004	June 30, 2005
ASSETS
Current assets:
Cash and cash equivalents	$4,707	$1,663
Restricted cash	2,057	2,215
Trade and other accounts receivable, net of allowance of $1,825 and $1,515 respectively	6,440	4,652
Other current assets	3,624	3,145
Total current assets	16,828	11,675
Property and equipment, net	8,453	6,222
Goodwill	30,830	18,677
Intangible assets, net	4,447	3,052
Other non-current assets	238	210
Deferred tax asset	—	—
Total assets	$60,796	$39,836
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,848	$6,120
VAT and other taxes payable	260	5
Current portion of capital lease obligations and long-term payables	241	185
Deferred revenue	3,306	2,151
Accrued expenses	17,340	15,322
Other current liabilities	98,451	106,735
Total current liabilities	128,446	130,518
Capital lease obligations and long-term payables, less current portion	226	125
Deferred tax liability	1,449	1,199
Total liabilities	130,171	131,842
Stockholders’ equity:
Total stockholders’ equity	(69,375)	(92,006)
Total liabilities and stockholders’ equity	$60,796	$39,836

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSET SALE BUSINESS

UNAUDITED COMBINED STATEMENTS OF OPERATIONS

(in thousands of U.S. dollars)

	For the three months ended June 30,		For the six months ended June 30,
	2004	2005	2004	2005
Revenue	4,152	13,969	8,242	29,477

Operating costs and expenses:
Internet services	2,506	7,066	4,745	15,458
Selling, general and administrative	3,677	7,727	7,124	18,153
Impairment and restructuring charges	—	9,171	—	10,178
Depreciation and amortization	896	1,227	1,995	2,911
Total operating costs and expenses	7,079	25,191	13,864	46,700
Operating loss	(2,927)	(11,222)	(5,622)	(17,223)
Interest income	5	12	6	19
Interest expense	(5)	(83)	(6)	(139)
Other (expense) income, net	(578)	(2,770)	(999)	(4,462)
Foreign currency gains (losses), net	3	(1,267)	(166)	(955)
Loss before income taxes	(3,502)	(15,330)	(6,787)	(22,760)
Income tax expense	(1)	60	(1)	129
Net loss	(3,503)	(15,270)	(6,788)	(22,631)

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSET SALE BUSINESS

UNAUDITED COMBINED STATEMENTS OF CASH FLOWS

(in thousands of U.S. dollars)

	Six months ended June 30, 2004	Six months ended June 30, 2005
Cash flows from operating activities:
Net loss	$(6,778)	$(22,631)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,995	2,911
Impairment charges	—	10,178
Provision (benefit) for doubtful accounts receivable	563	39
Unrealized foreign currency transaction losses (gains)	—	957
Deferred tax	—	132
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(238)	927
Other current assets	(341)	93
Other non-current assets	35	—
Accounts payable	234	(1,760)
VAT and other taxes payable	34	(246)
Accrued expenses	624	(332)
Deferred revenue	(2)	(729)
Net cash used in operating activities	(3,874)	(10,461)
Cash flows from investing activities:
Increase in restricted cash	137	158
Acquisition of subsidiaries (net of cash acquired)	—
Proceeds from transferred under contractual obligations	—
Purchases of property, equipment and other assets	(476)	(479)
Net cash used in investing activities	(339)	(321)
Cash flows from financing activities:
Other current liabilities	1,256	8,996
Repayment of debt and principal payments on capital lease obligations	8	(107)
Net cash received in financing activities	1,264	8,889
Effect of currency exchange rate changes on cash	(8)	(1,151)
Net increase in cash and cash equivalents	(2,957)	(3,044)
Cash and cash equivalents, beginning of period	4,287	4,707
Cash and cash equivalents, end of period	$1,330	$1,663

The accompanying notes are an integral part of these condensed consolidated financial statements.

ASSET SALE BUSINESS

NOTES TO THE UNAUDITED COMBINED FINANCIAL STATEMENTS

(in thousands of U.S. Dollars)

1.   Organization and Nature of Asset Sale Business:

VIA. NET.WORKS, Inc. (the “Company” or “VIA”) which was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. On August 26, 2005, VIA entered into a Sale Agreement with Interoute, to sell separate legal entities owned by directly or through one or more wholly-owned subsidiaries of VIA (together “the Asset Sale Business” or “the Business”). The Asset Sale Business provides managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market, under the brands VIA NET.WORKS and PSINet Europe. The Asset Sale Business has operations in Belgium, France, Germany, the Netherlands, Spain and Switzerland.

On October 21, 2005 VIA closed the sale of the Businesses for $18.1 million in cash, less amounts previously advanced under a credit facility.  For further information about the sale, see Note 9, “Subsequent Events.”

Basis for Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of VIA using the historical results of operations and historical basis of assets and liabilities of the Asset Sale Business. Management believes the assumptions underlying the combined financial statements are reasonable. Because a direct ownership relationship did not exist among all the various entities comprising the Asset Sale Business, the Company’s net investment in the Asset Sale Business is shown in lieu of stockholders’ equity in the combined financial statements.

The combined financial statements include allocations of certain VIA NET.WORKS expenses and balance sheet items, relating to the assets and liabilities currently held by VIA, which are to be transferred to Interoute at the closing of the Sale Agreement. The allocations include balance sheet information and historical costs associated with information technology and management information systems, communications, network management, back office and financial software applications or systems and network management systems. No allocation has been made for the centralized legal, accounting, treasury, and other corporate and centralized services provided to the Business by VIA as none of these functions are being transferred to Interoute and therefore the combined financial statements included herein may not necessarily reflect the Asset Sale Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Asset Sale Business been a stand-alone company during the periods presented.

Acquisitions

On August 20, 2004, VIA completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. VIA acquired the PSINet Europe group to increase the revenues generated from hosting services and to support the development of the Industry Solutions channel.

The unaudited combined statement of operations for the Asset Sale Business for the six months ended June 30, 2004, does not reflect the results of the PSINet Europe operations, which were acquired in August 2004. The unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2004 reflect the cash movements of the PSINet Europe operations, from the dates that these operations were acquired by VIA.

Funding of Asset Sale Business by VIA NET.WORKS

Net amounts of funding provided by VIA to the legal entities included in the Asset Sale Business as at December 31, 2004 and June 30, 2005, have been classified as Other current liabilities in the unaudited combined balance sheet and as Net cash received from financing activities in the unaudited combined statement of cash flows for the six month periods ending June 30, 2004 and June 30, 2005.

Going Concern

For the six month period ended June 30, 2005, the Asset Sale Business had net losses of $22.6 million and cash used by operations of $3.0 million.  As of June 30, 2005, the Asset Sale Business had $1.7 million in cash and cash equivalents and $2.2 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF 3.5 million ($2.9 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On August 26, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Interoute, to sell the Asset Sale Business pursuant to the Sale Agreement, a copy of which is attached as Annex A to the Proxy Statement.

Closing

•  The Asset Sale, approved and adopted by VIA’s shareholders, took place on October 21, 2005.

Terms of Financing Agreement

•       Concurrently with entering into the Sale Agreement, VIA entered into a Facility Agreement with Interoute under which Interoute committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million may be advanced to fund VIA’s subsidiary company operations and $5.0 million may be used by VIA to pay the corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction was reduced by the amount that VIA has been advanced under the $5.0 million facility. Amounts advanced under the $2.2 million portion of the credit facility were assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum. Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of 14.2 million shares of our common stock.

The Sale Agreement was conditioned on receiving the approval of VIA’s shareholders. Interoute, the proposed purchaser, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution.

2.   Impairment and Restructuring Charges

Impairment charges:

	Six months ended June 30,
	2004	2005
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,363
Goodwill	—	8,815
Total impairment charges	$—	$10,178

2004

There were no impairment charges for the six months ended June 30, 2004.

2005

At June 30, 2005, upon completion of an impairment analysis, in accordance with SFAS 144, the Company recorded an intangible fixed asset impairment charge of $0.3 million and a tangible fixed asset impairment charge of $1.1million, mainly related to the Solutions segment. For definitions of the segments, please refer to Note 8 Segment reporting.

The impairment review reflected the signing of the Amended Sale Agreement with Claranet on July 12, 2005 to sell the businesses of VIA NET.WORKS to Claranet, and the subsequent termination letter issued by Claranet, which provided additional information regarding the fair value of the assets.

Based on the impairment of tangible and intangible fixed assets, at June 30, 2005, the Company determined a triggering event had occurred which required the Company to perform an impairment test on the carrying value of goodwill in accordance with SFAS 142. As a result, the Company recorded an impairment of $8.8 million to the goodwill related to its Solutions segment.

The fair value of the assets calculated as of June 30, 2005 was based on a discounted cash flow model with appropriate market and business risk factored in for the period until October 31, 2005, which was the estimated date of completion of the sale of the Business. In addition an estimate of sale proceeds of $17.1 million was used, which represented management’s best estimate at the time of the likely sale proceeds based on substantive discussions with interested parties.

As a part of the process of creating the discounted cash flow model, the Company’s management was required to make estimates and assumptions regarding future revenues, costs and cash flows for the period between June 30, 2005 and October 31, 2005, the estimated date of completion of the sale of the Business and the projected working capital position at October 31, 2005. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information. Changes to any of these assumptions can have a material impact on the discounted cash flows and therefore have a further material impact on the level of impairment required to be recorded.

Restructuring charges:

	Balance at December 31, 2003	Additions	Cash utilized	Foreign exchange	Balance at March 31, 2004
	In thousands of U.S. dollars
Employee termination payments	82	—	(82)	—	—
Future operating lease obligations	6	—	(6)	—	—
Total restructuring charges	$88	$—	$(88)	$—	$—

	Balance at March 31, 2004	Additions	Cash utilized	Foreign exchange	Balance at June 30, 2004
In thousands of U.S. dollars
Employee termination payments	—	—	—	—	—
Other	—	—	—	—	—
Total restructuring charges	$—	$—	$—	$—	$—

	Balance at December 31, 2004	Additions / releases	Cash utilized	Foreign exchange	Balance at March 31, 2005
	In thousands of U.S. dollars
Employee termination payments	253	—	(232)	(11)	10
Future operating lease obligations	101	—	(47)	(4)	50
Other	205	—	—	(11)	194
Total restructuring charges	$559	$—	$(279)	$(26)	$254

	Balance at March 31, 2005	Additions / releases	Cash utilized	Foreign exchange	Balance at June 30, 2005
	In thousands of U.S. dollars
Employee termination payments	10	—	(10)	—	—
Future operating lease obligations	50	—	(45)	(5)	—
Other	194	—	—	(13)	181
Total restructuring charges	$254	$—	$(55)	$(18)	$181

2004

The Company recorded no restructuring charges during the three and six months ended June 30, 2004 respectively. Cash payments for severance and benefits of $0.1 million were made in the first quarter of 2004 by the German operation.

2005

The Company recorded no restructuring charges during the three and six months ended June 30, 2005 respectively. Cash payments for severance and benefits of $0.2 million were made in the six months ended June 30, 2005.

The accrual for future operating lease obligations, relate to future lease obligations in the VIA Germany operation. As at June 30, 2005 the accrual for the future operating lease obligations of the VIA Germany operation has been drawn down to nil.

Other accruals of $0.2 million at June 30, 2005 relates to the termination of a reseller agreement in the PSINet France operation.

3.   Income Tax

The provision for taxes based on income for the six months ended June 30, 2004 and 2005 was computed in accordance with Interpretation No. 18 of Accounting Principles Board Opinion No. 28 on reporting taxes for interim periods and was based on management’s expectation of an effective income tax rate of 0% for the year ending December 31, 2005.

4.   Property and Equipment, net

Property and equipment consisted of the following:

	December 31, 2004	June 30, 2005
	In thousands of U.S. dollars
Hardware and other equipment	$8,843	$6,969
Network and data center assets	3,605	4,349
Software	15,754	15,654
Furniture and fixtures	253	221
	28,455	27,193
Accumulated depreciation	(20,002)	(20,971)
Property and equipment, net	$8,453	$6,222

Depreciation expense was $2.0 million and $2.7 million for the six months ended June 30, 2004 and 2005, respectively. The Company recorded an asset impairment charge of $1.8 million and $1.1 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The table above shows the balances, net, after the effect of the impairment charges. The fixed asset impairment charge related to all property and equipment categories. (See Note 2 for further information.)

5.   Goodwill

The changes in the carrying amount of goodwill during the six months ended June 30, 2005 are as follows:

	Total	Solutions
	In thousands of U.S. dollars
Balance as of December 31, 2004	$30,830	$30,830
Impairment charges related to operations	—	—
Foreign exchange adjustment	(1,607)	(1,607)
Balance as of March 31, 2005	$29,223	$29,223
Impairment charges related to operations	(8,815)	(8,815)
Foreign exchange adjustment	(1,731)	(1,731)
Balance as of June 30, 2005	$18,677	$18,677

Impairments are discussed in greater detail within Note 2 of these consolidated financial statements.

6.   Intangible Assets, net

Intangible assets consisted of the following:

	December 31, 2004	June 30, 2005
	In thousands of U.S. dollars
Customer lists	$3,966	$3,508
Tradename	789	697
Accumulated amortization	(308)	(1,153)
Intangible assets , net	$4,447	$3,052

The amortization expense for the six-month periods ended June 30, 2004 and 2005 for operations was nil and $0.2 million, respectively. The Company amortizes customer lists and trade names over three to seven years and ten years respectively. The Company recorded an asset impairment charge of $0.1 million and $0.3 million for the year ended December 31, 2004 and the six months ended June 30, 2005, respectively. The table above shows the balances net after the effect of the impairment charges (See Note 2 for further information.)

7.   Contingencies

Legal Proceedings

In August 2004, VIA acquired PSINet Belgium as a part of its acquisition of five PSINet Europe companies. PSINet Belgium is a defendant in a lawsuit filed in September 2002 by the former Vice President Europe Sales & Marketing of PSINet Europe, based on the termination of her employment in February 2002. In her suit filed in the Belgium employment tribunal, the claimant alleges that that she was entitled to notice and termination pay, reimbursement for expenses incurred and other damages in an amount in excess of €1.7 million. In January 2003, after the tribunal delivered a ruling in favor of PSINet Belgium with regard to the initial request of the former employee for holiday allowance, the claimant did not prosecute the matter further; however the matter is still pending in the Belgium employment tribunal and may be restarted at any time by the former employee. In June 2005, through her counsel, the claimant contacted PSINet Belgium and VIA’s chief executive officer to renew her demands for payment of her claims, which she now claims is in excess of €2.1 million. VIA previously communicated to the former employee its willingness to discuss the matter with a view toward reaching an appropriate settlement, but no settlement or other resolution was reached prior to the sale of the Businesses.

PSINet Belgium, an indirect wholly-owned subsidiary of the Company, is a defendant in a lawsuit filed by Perceval Technologies N.V. (“Perceval”) regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of €1.4 million plus €250,000 moral damages, plus interests, costs and attorneys’ fees. The Company expressed its view that PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit. No settlement or other resolution was reached prior to the sale of the Businesses.

Guarantees

From time to time, the Company has entered into indemnification agreements with certain contractual parties in the ordinary course of business, including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Company could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Company’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Company issued during the year ended December 31, 2004 and the six months ended June 30, 2005, respectively, were not material to the Company’s financial position, results of operations or cash flows.

Other

The Company is subject to claims and legal proceedings that arise in the ordinary course of its business operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Company. The Company does not believe that any of these matters will have a material adverse affect on its business, assets or operations.

8.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to businesses and consumers in Europe. As of June 30, 2005, the Company served primary markets in six countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Company’s internal management reporting structure was based on country operations and therefore the Company had provided segment information based on geographic regions.

Within the last quarter of 2004, management re-evaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions.” The Company grouped its start-up VIA Express channel operations into one operating segment—“Express.” The Company and its Chief Operating Decision Makers (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Company’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s”), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, adjusted EBITDA and impairment and restructuring charges from operations of the Company’s operating segments for the three and six months ended June 30, 2004 and June 30, 2005. Total segment assets, as presented in the table below, are total assets net of intercompany funding amounts.

	Solutions	Express	Corporate	Total
	In thousands of U.S. dollars
Total assets as of June 30, 2004	$24,655	$83	$5,774	30,512
Total assets as of June 30, 2005	36,405	455	2,976	39,836
Three months ended June 30, 2004:
Revenue	4,152	—	—	4,152
Adjusted EBITDA	(1,146)	(117)	(768)	(2,031)
Impairment and restructuring charges	—	—	—	—
Three months ended June 30, 2005:
Revenue	14,101	(135)	—	13,969
Adjusted EBITDA	926	(763)	(987)	(824)
Impairment and restructuring charges	9,171	—	—	9,171
Six months ended June 30, 2004:
Revenue	8,242	—	—	8,242
Adjusted EBITDA	(2,192)	(117)	(1,318)	(3,627)
Impairment and restructuring charges	—	—	—	—
Six months ended June 30, 2005:
Revenue	29,431	46	—	29,477
Adjusted EBITDA	(1,154)	(1,135)	(1,845)	(4,134)
Impairment and restructuring charges	10,178	—	—	10,178

The reconciliation between Adjusted EBITDA to net loss for operations is as follows:

Three months ended June 30, 2004
Adjusted EBITDA	(2,031)
Impairment and restructuring charges	—
Depreciation and amortization	(896)
Interest income	5
Interest expense	(5)
Other income, net	(578)
Foreign currency losses, net	3
Income tax benefit	(1)
Net loss from operations	(3,503)
Three months ended June 30, 2005
Adjusted EBITDA	(824)
Impairment and restructuring charges	(9,171)
Depreciation and amortization	(1,227)
Interest income	12
Interest expense	(83)
Other income, net	(2,770)
Foreign currency losses, net	(1,267)
Income tax expense	60
Net loss from operations	(15,270)
Six months ended June 30, 2004
Adjusted EBITDA	(3,627)
Impairment and restructuring charges	—
Depreciation and amortization	(1,995)
Interest income	6
Interest expense	(6)
Other income, net	(999)
Foreign currency losses, net	(166)
Income tax benefit	(1)
Net loss from operations	(6,788)
Six months ended June 30, 2005
Adjusted EBITDA	(4,134)
Impairment and restructuring charges	(10,178)
Depreciation and amortization	(2,911)
Interest income	19
Interest expense	(139)
Other income, net	(4,462)
Foreign currency losses, net	(955)
Income tax expense	129
Net loss from operations	(22,631)

9.   Subsequent events

On July 12, 2005, VIA and Claranet entered into the Amended Sale Agreement and the Amended Facility Agreement. Pursuant to the Amended Sale Agreement, on July 12, 2005 the Company sold its Amen group of businesses and the U.S., Dutch and Portuguese VIA NET.WORKS branded legacy operations to Claranet Group Limited for $9.3 million, less a portion of the deposit already paid by Claranet in connection with the Asset Sale (plus interest on such amount), repayment to Claranet of the amounts owed by VIA under the loan facility established on April 30, 2005, including interest, and an amount held as a deferred payment. The July 12th Sale excluded the PSINet Europe operations and VIA’s legacy operations in France, Germany and Spain. The Amended Sale Agreement provided that these remaining assets would be sold by Claranet in a second closing shortly after the Company received the requisite approval from its shareholders. Upon completion of the July 12th Sale, we recorded a loss in the statement of operations for the three months ending September 30, 2005 of $1.6 million, relating to the reclassification of cumulative foreign translation adjustments previously recorded in accumulated other comprehensive loss. Further details of the July 12th Sale are described under Note 1 Basis of Presentation; Going Concern.

On July 27, 2005, Claranet delivered a notice of termination of the Amended Sale Agreement and the Amended Facility based on events which allegedly occurred and gave rise to its right to terminate. The Company has notified Claranet that it rejects the allegations and denies that Claranet has the right to terminate. The Company is currently engaged in discussions with other parties and is seeking to enter into a new transaction for the sale of Company’s businesses. See Note 1 Basis of Presentation; Going Concern and Note 11 Contingencies.

On August 1, 2005, VIA’s board of directors acknowledged the termination of employment of Cameron Mackenzie, the Company’s Chief Financial Officer, as of July 31, 2005. Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005. These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

On October 21, 2005, VIA completed its sale of substantially all of its assets to Interoute Communications Holdings S.A. and certain of its affiliates (“Interoute” or the “Purchaser”) for $18.1 million, of which $5.0 million was advanced to the Company prior to the closing under an interim financing facility.  In addition, Interoute assumed $1.3 million which Interoute advanced to subsidiaries of the Company pursuant to the interim financing facility.  In the asset sale, Interoute acquired all of the Company’s remaining business operations comprised of its PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and its VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to its centralized back office and technical support systems.  The Company retained all of its other debts and liabilities, including expenses related to its headquarters lease in Schiphol-Oost, The Netherlands, its senior executives and the remaining headquarters personnel, corporate vendors and professional advisors.

INDEX TO UNAUDITED COMBINED FINANCIAL STATEMENTS OF THE
ASSET SALE BUSINESSES

Unaudited Combined Financial Statements:
Unaudited Combined Balance Sheets as of December 31, 2003 and 2004
Unaudited Combined Statements of Operations for the years ended December 31, 2003 and 2004
Unaudited Combined Statements of Cash Flows for the years ended December 31, 2003 and 2004
Notes to the Unaudited Combined Financial Statements

General:

In accordance with rules promulgated by the Securities and Exchange Commission, VIA NET.WORKS, Inc. (“VIA” or the “Company”) has provided the following unaudited combined financial statements of the business sold to Interoute under the terms of the Sale Agreement (the “Terms of the Asset Sale; The Sale Agreement”) that is described in the Proxy Statement filed by the Company with the Securities and Exchange Commission on September 28, 2005 (the “Proxy Statement”) beginning on page 45, at December 31, 2003 and December 31, 2004, and for the twelve month periods ended December 31, 2003 and December 31, 2004. The Asset Sale Business consists of the operations (and the financial results and financial positions) of the direct and indirect subsidiaries of VIA NET.WORKS, Inc. listed at Schedule 2 to the Sale Agreement (see Annex A to the Proxy Statement, pages A-1 to A-68 of the Proxy Statement), together with those certain assets and liabilities currently held by the group parent, VIA NET.WORKS, Inc., which are to be transferred to Interoute at the closing of the Sale Agreement.

All financial statement schedules are omitted because they are not required, are not applicable or the information is included in the combined financial statements or notes thereto.

ASSET SALE BUSINESS
COMBINED BALANCE SHEETS (UNAUDITED)
(In thousands of U.S. dollars, except share data)

	December 31, 2003	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$4,287	$4,707
Restricted cash	380	2,057
Trade and other accounts receivable, net of allowance of $285 and $1,852 respectively	2,082	6,440
Other current assets	941	3,624
Total current assets	7,690	16,828
Property and equipment, net	7,006	8,453
Goodwill	—	30,830
Intangible assets, net	—	4,447
Other non-current assets	767	238
Deferred tax asset	—	—
Total assets	$15,463	$60,796

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,188	$8,848
VAT and other taxes payable	25	260
Current portion of capital lease obligations and long-term payables	—	241
Deferred revenue	1,516	3,306
Accrued expenses	1,796	17,340
Other current liabilities	65,867	98,451
Total current liabilities	71,392	128,446
Capital lease obligations and long-term payables, less current portion	—	226
Deferred tax liability	—	1,499
Total liabilities	71,392	130,171
Stockholders’ equity:
Total stockholders’ equity	(55,929)	(69,375)
Total liabilities and stockholders’ equity	$15,463	$60,796

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands of U.S. Dollars, except share and per share data)

	Year ended December 31, 2003	Year ended December 31, 2004
Revenue	$16,645	$31,926
Operating costs and expenses:
Internet services	10,030	16,905
Selling, general and administrative	11,562	24,820
Impairment and restructuring charges	2,563	6,779
Depreciation and amortization	4,126	4,777
Total operating costs and expenses	28,281	53,281
Operating loss from operations	(11,636)	(21,355)
Interest income	10	9
Interest expense	(4)	(157)
Other (expense), net	(1,380)	(3,789)
Foreign currency gains, net	778	6,757
Loss from operations before income taxes	(12,232)	(18,535)
Income tax benefit (expense)	(22)	68
Net loss	$(12,254)	$(18,467)

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
COMBINED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. Dollars)

	Year ended December 31, 2003	Year ended December 31, 2004
Cash flows from operating activities:
Net loss from continuing operations	$(12,254)	$(18,467)
Adjustments to reconcile net loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	4,126	4,777
Impairment charges	1,579	5,687
Provision (benefit) for doubtful accounts receivable	1,384	180
Unrealized foreign currency transaction losses (gains)	(748)	(4,042)
Deferred tax	—	(759)
Changes in assets and liabilities, net of acquisitions:
Trade accounts receivable	(485)	2,524
Other current assets	190	2,188
Other non-current assets	(543)
Accounts payable	(721)	(206)
VAT and other taxes payable	255	(2,288)
Accrued expenses	(370)	2,568
Deferred revenue	(322)	(2,784)
Net cash used in operating activities	(7,909)	(10,622)
Cash flows from investing activities:
Increase in restricted cash	(43)	(1,677)
Acquisition of subsidiaries (net of cash acquired)		(2,588)
Proceeds from transferred under contractual obligations	485
Purchases of property, equipment and other assets	(3,820)	(4,897)
Net cash used in investing activities	(3,378)	(9,162)
Cash flows from financing activities:
Other current liabilities	11,192	21,085
Repayment of debt and principal payments on capital lease obligations	(3)	(1,019)
Net cash received in financing activities	11,189	20,066
Effect of currency exchange rate changes on cash	659	138
Net increase in cash and cash equivalents	561	420
Cash and cash equivalents, beginning of period	3,726	4,287
Cash and cash equivalents, end of period	$4,287	$4,707
Supplemental disclosure of cash flow information:
Cash paid for interest	$15	$44
Income taxes paid	$144	$110

The accompanying notes are an integral part of these combined financial statements.

ASSET SALE BUSINESS
NOTES TO THE COMBINED FINANCIAL STATEMENTS
(in thousands of U.S. Dollars, except share and per share data)

1.   Organization and Nature of Asset Sale Business:

VIA. NET.WORKS, Inc. (the “Company” or “VIA”) which was founded on June 13, 1997 for the purpose of acquiring existing Internet service providers around the world. On August 26, 2005, VIA entered into a Sale Agreement with Interoute, to sell separate legal entities owned by directly or through one or more wholly-owned subsidiaries of VIA (together “the Asset Sale Business” or “the Business”). The Asset Sale Business provides managed IP solutions, including web-hosting, ecommerce, Internet security and other services, primarily to the small and mid-sized business market, under the brands VIA NET.WORKS and PSINet Europe. The Asset Sale Business has operations in Belgium, France, Germany, the Netherlands, Spain and Switzerland.

On October 21, 2005 VIA closed the sale of the Businesses for $18.1 million in cash, less amounts previously advanced under a credit facility. For further information about the sale, see note 9, “Subsequent Events.”

Basis for Presentation

The combined financial statements have been derived from the consolidated financial statements and accounting records of VIA using the historical results of operations and historical basis of assets and liabilities of the Asset Sale Business. Management believes the assumptions underlying the combined financial statements are reasonable. Because a direct ownership relationship did not exist among all the various entities comprising the Asset Sale Business, the Company’s net investment in the Asset Sale Business is shown in lieu of stockholders’ equity in the combined financial statements.

The combined financial statements include allocations of certain VIA NET.WORKS expenses and balance sheet items, relating to the assets and liabilities currently held by VIA, which are to be transferred to Interoute at the closing of the Sale Agreement. The allocations include balance sheet information and historical costs associated with information technology and management information systems, communications, network management, back office and financial software applications or systems and network management systems. No allocation has been made for the centralized legal, accounting, treasury, and other corporate and centralized services provided to the Business by VIA as none of these functions are being transferred to Interoute and therefore the combined financial statements included herein may not necessarily reflect the Asset Sale Business’ results of operations, financial position and cash flows in the future or what its results of operations, financial position and cash flows would have been had the Asset Sale Business been a stand-alone company during the periods presented.

Acquisitions

On August 20, 2004, VIA completed the acquisition of PSINet Europe’s operations in Belgium, France, Germany, the Netherlands and Switzerland. These operations provide managed hosting, managed networks and monitored access services to more than 3,700 customers in mainland Europe. VIA acquired the PSINet Europe group to increase the revenues generated from hosting services and to support the development of the Industry Solutions channel.

The unaudited combined balance sheet of the Asset Sale Business for the year ended December 31, 2003 does not reflect any assets or liabilities of the PSINet Europe operations, which were acquired in 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2003 do not reflect the results and cash movements, respectively, of the PSINet Europe operations, which were acquired in 2004. The unaudited combined statement of operations and the unaudited combined statement of cash flows for the Asset Sale Business for the twelve months ended December 31, 2004 reflect the results and cash movements, respectively, of the PSINet Europe operations, from the dates that these operations were acquired by VIA.

Funding of Asset Sale Business by VIA NET.WORKS

Net amounts of funding provided by VIA to the legal entities included in the Asset Sale Business as at December 31, 2003 and 2004 have been classified as Other current liabilities in the unaudited combined balance sheet and as Net cash received from financing activities in the unaudited combined statement of cash flows for the twelve month periods ending December 31, 2003 and December 31, 2004.

Going Concern:

For the year ended December 31, 2004, the Asset Sale Business had net losses from continuing operations of $18.5 million and cash received by continuing operations of $0.4 million. As of December 31, 2004, the Asset Sale Business had $4.7 million in cash and cash equivalents and $2.1 million in restricted cash.

On March 17, 2005, the Company announced that a combination of factors including unanticipated revenue shortfalls in certain of its legacy VIA companies and its new VIA Express business would leave the Company with insufficient cash reserves to continue the operations of the group parent, VIA NET.WORKS, Inc., in early April 2005, and that it was working with its professional advisors to obtain new financing to address the issue. With the support of its advisors, the Company pursued two parallel processes to maximize its strategic alternatives and optimize the value that is inherent in the VIA businesses. In the first of the processes, the Company engaged in discussions with a number of parties with a view to selling all or parts of its businesses. In the second of the two processes, the Company sought potential investors to provide funds sufficient to enable the Company to continue as a going concern.

On April 1, 2005, the Company announced the sale of two of its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG —to former managers and owners of the business, for a purchase price of CHF 3.5 million ($2.9 million). The net proceeds of the sale provided VIA with additional liquidity to continue its discussions for refinancing and sale transactions.

On August 26, 2005, VIA entered into a sale and purchase agreement, or Sale Agreement, with Interoute, to sell the Asset Sale Business pursuant to the Sale Agreement, a copy of which is attached as Annex A to the Proxy Statement.

Closing

•       The Asset Sale, approved and adopted by VIA’s shareholders, took place on October 21, 2005.

Terms of Financing Agreement

•       Concurrently with entering into the Sale Agreement,  VIA entered into a Facility Agreement with Interoute under which Interoute committed to provide a $7.2 million secured bridge financing facility, of which $2.2 million may be advanced to fund VIA’s subsidiary company operations and $5.0 million may be used by VIA to pay the corporate operating costs and certain accrued liabilities. At closing, the purchase price of the transaction was reduced by the amount that VIA has been advanced under the $5.0 million facility. Amounts advanced under the $2.2 million portion of the credit facility were assumed by Interoute at the closing. Funds advanced under the new facility bear interest at a rate of 12% per annum. Interoute received a commitment fee for the credit facility in the amount of $525,000, which we paid by the issuance to Interoute of 14.2 million shares of our common stock.

The Sale Agreement was conditioned on receiving the approval of VIA’s shareholders. Interoute, the proposed purchaser, through a subsidiary, controls approximately 46.5% of our outstanding voting stock and agreed to vote in favor of the proposals related to the Sale Agreement and the Plan of Dissolution.

2.   Significant Accounting Policies:

Principles of Consolidation:

The accompanying combined financial statements consist of the accounts of the companies comprising the Asset Sale Business.

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires the Business to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses, together with amounts disclosed in the related notes to the combined financial statements. Actual results could differ from the recorded estimates.

Cash and Cash Equivalents:

The Business considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Our investments are generally fixed rate short-term investment grade and government securities denominated in U.S. dollars or Euros. Restricted cash of $0.4 million at December 31, 2003, represents amounts held on deposit with banking institutions as security for operating leases. Restricted cash of $2.1 million as at December 31, 2004 represents amounts held on deposit with banking institutions as security for operating leases, leased properties, and key telecom suppliers.

Concentration of Credit Risk:

Financial assets that potentially are subject to a concentration of credit risk consist of cash and cash equivalents, and accounts receivable. The Business’s cash and investment policies limit investments to short-term, investment grade instruments. Concentration of credit risk, with respect to accounts receivable, is limited due to the large number and geographic dispersion of customers comprising the Business’s customer base.

Property and Equipment:

Property and equipment are recorded at cost less accumulated depreciation, which is provided on the straight-line method over the estimated useful lives of the assets, generally three to five years. VIA has purchased software to facilitate its global information processing, financial reporting and access needs. These costs and related software implementation costs are capitalized, in accordance with Statement of Position No. 98-1, “Accounting for the Cost of Internal Use Software,” and amortized over the estimated useful life, generally three years. The cost of network infrastructure purchased under indefeasible right of use agreements (IRU) is capitalized and amortized over the lesser of the estimated useful life or term of the agreement, generally 1 to 25 years. Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity of the assets. Expenditures for maintenance and repairs are expensed as incurred.

Impairment or Disposal of Long-lived Assets:

Long-lived assets include acquired intangible (principally customer lists and trade names) and tangible assets. On a quarterly basis, management reviews the carrying value of the investment in its operations to determine if an event has occurred, with respect to any operation, which could result in an impairment of long-lived assets. In its review, management considers the following:

•       market and competitive factors, including trends within the telecommunications industry broadly and the market for Internet access specifically, as well as general economic trends;

•       operating and financial trends, including significant underperformance relative to expected historical or projected operating results; and,

•       outlook for each operation, including changes in the expected revenues and cash flows for each of our operations, changes in our customers and the services that they require and our Strategic Plans for each operation.

The carrying amounts of long-lived assets are reviewed if facts or changes in circumstances suggest that they may be impaired. If this review indicates the carrying amounts of long-lived assets will not be recoverable, as determined based on estimated undiscounted future cash flows of the assets, the carrying amounts are reduced to their estimated fair value. The asset groups and lowest level of cash flows are based on geographic operations. The Business recorded impairment charges of nil and $1.4 million in the years ended December 31, 2003 and 2004, respectively.

Long-lived assets are classified as held-for-sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; whether an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. The Business measures long-lived assets to be disposed of by sale at the lower of carrying amount and fair value less cost to sell. Fair value is determined using the amount at which the reporting unit as a whole could be bought or sold in a current transaction between willing buyers, or the anticipated cash flows discounted at a rate commensurate with the risk involved.

The Business classifies an asset or asset group that will be disposed of other than by sale as held and used until the disposal transaction occurs. The asset or asset group continues to be depreciated based on revisions to its estimated useful life until the date of disposal or abandonment.

Goodwill:

The Business has recorded goodwill. As at December 31, 2004, $30.1 million of goodwill are recorded within the scope of Statement of Financial Accounting Standards (“SFAS”) 142.

The Business reviews goodwill to assess recoverability on an annual basis or when changes in circumstances at each operation warrant a review. The Business elected December 31 as its annual goodwill impairment review date for all reporting units. In accordance with SFAS 142, if the carrying amount of the reporting unit exceeds its estimated fair value, its associated goodwill is written down to its implied fair value using a hypothetical purchase price allocation. Any impairment loss is recorded in the consolidated statement of operations. Measurement of the fair value of a reporting unit is based on a discounted future cash flows model derived from the Business’s Strategic Plan or the amount at which the asset group as a whole could be bought or sold in a current transaction between willing buyers.

During the years ended December 31, 2003 and 2004, the Business recorded goodwill impairment charges of $ 1.6 million and $4.3 million, respectively.

Business combinations

The Business accounts for acquisitions under SFAS 141, Business Combinations. The acquisition date is determined by the date on which transfer of effective control has taken place. In general, it is the date the Business has assumed all economic consequences of ownership (the date that assets are received and consideration is given) and has the authority to make unilateral decisions regarding the conduct of the acquired company. The total purchase price consists of the direct costs incurred by the Business in connection with the transaction and the purchase consideration. Any excess of purchase price (total acquisition cost) over the net assets acquired is recorded as goodwill.

Where a purchase agreement contains additional contingent consideration based on future earnings or contingent consideration based on security prices, the contingent consideration is recorded when the contingency is resolved and the consideration is issued or becomes issuable.

The allocation period is the period that is required to identify and quantify the assets acquired and the liabilities assumed. Although the time required will vary with circumstances, the “allocation period” usually does not exceed one year from the date of acquisition. In most cases, the Business may not be able to obtain some of the data required to complete the allocation of the purchase price for inclusion in its next external financial reporting period. As such, a tentative allocation is made using the values that have been determined and preliminary estimates of the values that have not yet been determined. See Note 4 these consolidated financial statements for further information.

Recognition of revenue:

The Business derives its revenue from the sale of Internet-related goods and services, specifically sale of third party hardware and software and Internet connectivity services; other Internet value-added services, such as hosting, security and IP VPN; and voice services.

The Business applies the provisions of Staff Accounting Bulletin No. 104, “Revenue Recognition.” The Business recognizes revenue from the sale of Internet goods and services when persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the fee is fixed or determinable and collection of the resulting receivable is reasonably assured. At the time of the transaction, the Business assesses collectibility based on a number of factors, including past transaction history with the customer and the credit-worthiness of the customer. The Business generally does not perform credit checks on potential customers before providing services. If the Business determines that collection of a fee is not reasonably assured, the revenue is recognized upon the receipt of cash, provided other revenue recognition criteria have been satisfied.

The Business’s practices regarding the evidence of an arrangement vary from country to country. Generally, for sales, other than those completed over the Internet, the Business uses either a purchase order or a customer agreement as evidence of an arrangement. For sales over the Internet, the Business generally uses a credit card authorization as evidence of an arrangement.

Service revenue

The Business’s Internet connectivity services, other Internet value-added services, and voice revenue are recognized as it is earned over the customer relationship period. When the Business’s services are bundled in a customer arrangement, then the related fee is allocated to the multiple elements of the arrangement based on objective evidence of fair value. Revenue from installation, training and consulting is recognized as the related services are rendered, although such amounts have not been material. The typical service period for connectivity services is from one to two years.

When the customer arrangement dictates that payments are made prior to service delivery, the Business records the advance receipt of payment as a credit to the balance sheet within the deferred revenue account. The fees received by the Business are non-refundable. There are no terms in the agreement with the customer that allow them to cancel or terminate the agreement and obtain refunds of the amounts advanced. As the service is provided the Business recognizes the revenue ratably over the expected customer relationship in accordance with the revenue recognition policies described above. When a customer pays a non-refundable fee in advance and subsequently cancels service before the end of the contract term, the Business recognizes the remaining deferred revenue as revenue with the statement of operations at the time the service is terminated.

Product revenue

In general, revenue from hardware sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied.

In accordance with EITF 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, revenue from hardware and third-party software sales is recognized gross upon delivery or installation of the products, depending on the terms of the arrangement, provided other revenue recognition criteria have been satisfied. The Business’s hardware and software sales are arrangements negotiated and agreed upon directly with its customers. The Business does not act as an agent or a broker for its vendors nor does it receive compensation, commissions or fees from its vendors. The Business also maintains the freedom and discretion in selecting the appropriate vendor to support its various hardware and software arrangements.

Advertising Costs:

Costs related to advertising and service promotion are charged to operating expense as incurred. Advertising expense was nil and $0.7 million for the years ended December 31, 2003 and 2004, respectively.

Income Taxes:

The Business accounts for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. The Business provides a valuation allowance on deferred tax assets when it is more likely than not that such assets will not be realized. In conjunction with acquisitions, the Business records acquired deferred tax assets and liabilities. Future reversals of the valuation allowance on acquired deferred tax assets will first be applied against goodwill and other intangible assets before recognition of a benefit in the combined statements of operations.

Foreign Currency:

The functional currency for the Business’s legal entities is the applicable local currency. Transactions in currencies other than the functional currency are translated at the exchange rate in effect at the date of each transaction. Differences in exchange rates during the period between the date a transaction denominated in a foreign currency is consummated and the date on which it is settled or translated, are recognized in the combined statements of operations as “Foreign currency gains (losses), net.”

The financial statements of the Business’s legal entities are translated into U.S. dollars using the current rate method. Accordingly, assets and liabilities are translated at year-end exchange rates while revenue and expenses are translated at the average exchange rates. Adjustments resulting from these translations are accumulated and reported as a component of accumulated other comprehensive loss in stockholders’ equity. No tax is provided on this foreign currency translation adjustment.

Defined Contribution Plan

The Business contributes to personal defined contribution plans of employees in certain of its operations. Business contributions to the defined contribution plans totaled nil and $0.3 million for the years ended December 31, 2003 and 2004 respectively, and were charged to the combined statements of operation as they became payable.

Fair Value of Financial Instruments:

Carrying amounts of certain of the Business’s financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable, accrued expenses and other liabilities approximate fair value due to their short maturities. Based upon borrowing rates currently available to the Business for loans with similar terms, the carrying value of debt and capital lease obligations approximate their fair value.

Segment Reporting:

The Business discloses its segments using the “management” approach in accordance with SFAS 131, “Disclosures About Segments of an Enterprise and Related Information.” The management approach designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Business’s operating segments.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet operating companies into one operating segment—“Solutions”, except for the VIA Express operation which is reported as an operating segment—“Express”. The Business and its Chief

Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and adjusted EBITDA. The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s”), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

Recent Issued Accounting Pronouncements Not Yet Adopted:

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards 153, “Exchanges of Nonmonetary Assets—an amendment of APB Opinion 29” (“SFAS 153”), which amends Accounting Principles Board Opinion 29, “Accounting for Nonmonetary Transactions” to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. SFAS 153 is effective for nonmonetary assets exchanges occurring in fiscal periods beginning after June 15, 2005. The Business does not anticipate that the adoption of this statement will have a material effect on our financial position or results of operations.

3.   Impairment and Restructuring Charges

Impairment charges:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Fixed assets and intangible assets	$—	$1,435
Goodwill	1,579	4,252
Total impairment charges	$1,579	$5,687

2003

At December 31, 2003, upon completion of its annual review, the Business impaired $1.6 million of the goodwill related to its Solutions segment. The triggering event for the impairment was the underperformance of these es compared to forecast and subsequent revisions to future revenue and cost estimates following the completion of the forecast. The fair value calculated as of December 31, 2003 was based on a discounted cash flow model with appropriate market and risk factored in. The discounted cash flow model for each reporting unit was based on the three year model ending December 31, 2006, and constant annual growth rates thereafter. As a part of the process of creating the three-year model, the Business’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions can have a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represent management’s best estimates based on currently available information.

2004

At December 31, 2004, upon completion of an impairment analysis, in accordance with SFAS 144, the Business recorded an intangible fixed asset impairment charge of $0.1 million and a tangible fixed asset impairment charge of $1.3 million, mainly related to the Solutions segment. The fair value of the asset groups, calculated as of December 31, 2004, was based on a discounted cash flow model with appropriate market and risk factored in for the period up until June 30, 2005, the expected date of completion for the Sale, the expected proceeds of $27.0 million and the forecasted working capital requirement at June 30, 2005.

The triggering event for the impairment was a combination of factors including unanticipated revenue shortfalls in certain of the legal entities acquired before 2004 and the new Express business in the quarter ended December 31, 2004, which left the VIA with insufficient cash reserves to continue the operations.

In addition, at December 31, 2004, upon completion of its annual review in accordance with SFAS 142, the Business impaired $4.3 million of the goodwill related to its Industry Solutions segment.

The fair value of the reporting units calculated as of December 31, 2004 was based on a discounted cash flow model with appropriate market and risk factored in for the period until what was then the expected date of completion of the transaction between June and July, in addition to the then expected sale proceeds of $27.0 million to be received and the forecasted working capital requirements at the expected date of the completion of the transaction.

As a part of the process of creating the discounted cash flow model, the Business’s management was required to make estimates and assumptions that affect the amounts of future revenues, costs and cash flows. In addition, the use of a discounted cash flow model requires management to make estimates and assumptions about the discount factor, timing of cash flows, terminal values and future growth rates. Changes to any of these assumptions could have had a material impact on the discounted cash flows and the outcome of the impairment review. The assumptions made in calculating the impairment charges represented management’s best estimates at the time based on then available information.

Management has based its assessment of fair value on the expected sale proceeds of $27.0 million and the forecasted working capital requirements at the expected date of completion of the transaction. There is a risk that this sale will not be completed. Also, the expected final sales consideration is based in part on the amount of working capital used by VIA over the period prior to completion, and the actual working capital used may differ significantly from what was forecasted. If one or more of these risks materialize, the outcome of the impairment review may materially differ from the current calculation.

Restructuring charges:

	Balance at December 31, 2002	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2003
	In thousands of U.S. dollars
Employee termination payments	—	888	(818)	12	82
Future operating lease obligations	70	96	(158)	2	10
Total	$70	$984	$(976)	$14	$92

	Balance at December 31, 2003	Additions	Reserves utilized	Foreign exchange	Balance at December 31, 2004
	In thousands of U.S. dollars
Employee termination payments	82	1,000	(989)	61	154
Future operating lease obligations	10	92	(6)	10	106
Total	$92	$1,092	$(995)	$71	$260

2003

During the year ended December 31, 2003, the Business recorded restructuring charges related to the implementation of the Company’s strategic plan of $1.0 million. The restructuring charge for the year ended December 31, 2003 related to severance payments at three of its operations and the cost of vacant office space.

Headcount for sales, information technology, marketing, finance and other various administrative roles has been reduced as part of VIA’s strategic plan. The employee termination costs of $0.9 million relate to the severance and benefits for fourty two employees at three operations. The employee termination costs accrual of $0.1 million carried forward at December 31, 2003, have been paid in the period ended June 30, 2004.

The future operating lease obligations charge for the year ended December 31, 2003 of $0.1 million in respect to vacant space in the German operation office.

2004

During the year ended December 31, 2004, the Business recorded restructuring charges of $1.1 million. The restructuring charge for the year ended December 31, 2004 related to severance payments at three of the Business’s European operations and charges for future lease obligations at the German operation.

The employee termination costs of $1.0 million for the year ended December 31, 2004 relate to fifty eight employees at our European operations, most notably thirty-four in Germany, thirteen in Spain and eight in France. Cash payments for severance and benefits of $1.0 million were made in 2004 by our European operations. The remaining accrual of $0.2 million at December 31, 2004 relates to fifteen employees at the European operations.

During the year ended December 31, 2004, an additional accrual of $0.1 million has been made for future lease obligations in the German operation.

4.   Accounts Receivable, net

Trade receivables are stated net of allowance for doubtful accounts of $0.3 million and $1.9 million as at December 31, 2003 and 2004.

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Trade receivables, net	$2,256	$5,976
Other receivables	(174)	464
As at December 31	$2.082	$6,440

Other receivables relate to VAT receivable and the recovery of certain previously paid invoices.

Further analysis of the allowance for doubtful accounts is presented below.

	2003	2004
	In thousands of U.S. dollars
Allowance for doubtful accounts:
As at January 1	$293	$285
Foreign exchange adjustment	192	214
Bad debt expenses	(27)	403
Write off of bad debts	(173)	(524)
Other movements(1)	—	1,474
As at December 31	$285	$1,852

(1)             Amounts represent the write off of uncollectible accounts receivable balances and the balance of operations acquired or sold during the year ended December 31, 2003 and 2004.

5.   Property and Equipment, net

Property and equipment consisted of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Hardware and other equipment	$5,443	$8,843
Network and data center assets	3,522	3,605
Software	13,038	15,754
Furniture and fixtures	198	253
	22,201	28,455
Accumulated depreciation and amortization	(15,195)	(20,002)
Property and equipment, net	$7,006	$8,453

Total depreciation expense was $4.1 million and $4.5 million in the years ended December 31, 2003 and 2004, respectively. As of December 31, 2003 and 2004, the Business held $9.8 million and $6.6 million of capitalized network infrastructure under capital lease/IRU arrangements. The related accumulated depreciation was $7.9 million and $5.5 million. As of December 31, 2003 and 2004, the Business held $13.0 million and $15.8 million of capitalized internal use software with related accumulated depreciation of $9.6 million and $11.8 million.

The Business recorded an asset impairment charge of nil and $1.3 million for the years ended December 31, 2003 and 2004, respectively. The table above shows the balances net after the effect of the impairment charges. The fixed asset impairment charge related to hardware and other equipment. (See Note 3 for further information.)

6.   Goodwill

The changes in the carrying amount of goodwill during the years ended December 31, 2003 and 2004 are as follows:

	Total	Solutions
Balance as of December 31, 2002	$1,223	$1,223
Impairment charges related to continuing operations	(1,579)	(1,579)
Foreign exchange adjustment	356	356
Balance as of December 31, 2003	$—	—
Acquisitions	31,648	31,648
Impairment charges related to continuing operations	(4,252)	(4,252)
Foreign exchange adjustment	3,434	3,434
Balance as of December 31, 2004	$30,830	$30,830

Impairments are discussed in greater detail within Note 3 of these combined financial statements.

7.   Intangible Assets, net

The Business’s intangible assets, consisting of acquired customer lists, are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Customer lists	$—	$3,966
Tradename	—	789
Accumulated amortization	—	(308)
Intangible assets, net	$—	$4,447

The amortization expense for the years ended December 31, 2003 and 2004 was nil and $0.3 million respectively. The Business amortizes customer lists, software and trade names over three to seven years, five years and ten years respectively.

The amortization charge for the next five years is as follows:

In thousands of U.S. dollars
2005	$865
2006	865
2007	865
2008	865
2009	603
Thereafter	363
Total	$4,426

8.   Capital Lease Obligations, Long-Term Payables and Notes Payable

Capital lease obligations, long-term payables and notes payable consisted of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Capital lease obligations at interest rates ranging from 7.8% to 8.0%, due monthly	—	467
	—	467
Less current portion	—	(241)
Long-term portion	$—	$226

The scheduled maturities of amounts payable outstanding at December 31, 2004 are summarized as follows:

2005	$241
2006	160
2007	66
$467

9.   Income Taxes

The (benefit from) expense for income taxes from operations is summarized below:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Current income taxes:
International	$22	$(68)
State	—	—
	$22	$(68)
Deferred income taxes:
International	—	—
Total deferred income taxes	—	—
Total (benefit from) expense for income taxes	$22	$(68)

The components of loss from operations before income taxes and minority interest are as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
U.S operations	$—	$—
Non-U.S. operations	(12,232)	(18,535)
	$(12,232)	$(18,535)

Deferred tax assets and liabilities were comprised of the following:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Deferred tax assets:
Gross deferred tax assets	23,461	52,347
Valuation allowance	(23,461)	(52,347)
Net deferred tax assets	—	—
Deferred tax liabilities:
Intangible fixed assets	—	(1,499)
Gross deferred tax liabilities	—	(1,499)
Net deferred tax asset (liability)	$—	$(1,499)

The net deferred tax assets have been reduced by a valuation allowance since management has determined that currently it is more likely than not that these benefits will not be realized. The change in the valuation allowance was an increase of $28.7 million in 2004, which is primarily related to additional operating losses and amounts attributable to the decrease of fixed assets and purchased intangible assets other than goodwill. The Business establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Business continually reviews the adequacy of these valuation allowances.

At December 31, 2003 and 2004, the Business had net operating loss carry forwards of $58.5 million and $178.5 million respectively, of which $31.0 million expires between 2005 and 2019 and $147.5 million has an indefinite carry forward period. It is expected that all earnings generated from subsidiaries will be permanently reinvested in those subsidiaries. Determination of the amount of the potential unrecognized deferred tax liability is not practicable.

10.   Commitments and Contingencies

(a)             Lease commitments

The Business leases office space and equipment under non-cancelable operating leases expiring on various dates through 2013. In addition, the Business is required to make quarterly payments for certain operations and maintenance services over the life of the IRU arrangements ranging from 1-25 years.

Future minimum lease payments under non-cancelable operating leases (including operations and maintenance payments under IRU agreements) at December 31, 2004 are as follows:

In thousands of U.S. dollars
2005	$4,806
2006	4,457
2007	3,889
2008	3,602
2009	3,527
2010 and thereafter	17,347
$37,628

(b)            Legal proceedings

PSINet Belgium is a defendant in a lawsuit filed by Perceval Technologies N.V. regarding a commercial agreement entered into for the provision by Perceval of a DSL network in Belgium, Luxembourg and France. The agreement of 15 March 2004, entered into prior to VIA’s acquisition of PSINet Belgium, was for the benefit of a customer of PSINet Belgium, and provided for a three-year term upon completion of a test phase. The customer was not satisfied with the results of the project and decided to stop the project, whereupon PSINet Belgium terminated the agreement with Perceval Technologies. On February 28, 2005, Perceval brought a civil action before the commercial court of Brussels for the early termination of the contract and claims damage in the amount of  €1.4 million ($1.9 million) plus  €250,000 ($0.3 million) moral damages, plus interests, costs and attorneys’ fees. We believe PSINet Belgium was entitled to terminate the agreement under the circumstances and that the allegations are without merit. No settlement on other resolution was reached prior to the sale of the Businesses.

The Business is subject to claims and legal proceedings that arise in the ordinary course of its operations. Each of these matters is subject to various uncertainties, and it is possible that some of these matters may be decided unfavorably to the Business. The Business does not believe that any of these matters will have a material adverse affect on its assets or operations.

(d)            Guarantees

From time to time, the Business has entered into indemnification agreements with certain contractual parties in the ordinary course of , including agreements with lenders, lessors, service providers and certain vendors. All such indemnification agreements are entered into in the context of the particular agreements and are provided in an attempt to properly allocate risk of loss in connection with the consummation of the underlying contractual arrangements. Although the maximum amount of future payments that the Business could be required to make under these indemnification agreements is unlimited, management believes that historically, costs incurred to settle claims related to these indemnifications have not been material to the Business’s financial position, results of operations or cash flows and that this is the expectation for the future. Additionally, the fair value of the indemnifications that the Business issued during the years ended December 31, 2003 and 2004 respectively were not material to the Business’s financial position, results of operations or cash flows.

11.   Segment Reporting

VIA offers a variety of Internet access, managed bandwidth, web-hosting, Internet security and related services to es and consumers in Europe and the Americas. As of December 31, 2004, VIA served primary markets in nine countries. These country operations generate Internet-related revenues from leased lines, dial-up Internet access, web-hosting and design, Internet security and consulting services, and sale of third-party hardware and software.

In prior reporting periods, the Business’s internal management reporting structure was based on country operations and therefore the Business had provided segment information based on geographic regions.

Within the last quarter of 2004, management reevaluated and amended its internal reporting structure and therefore changed its reportable segments and grouped all of the VIA legacy operating companies and the newly acquired PSINet Europe operating companies into one operating segment—“Solutions”. The Business grouped its start-up VIA Express channel operations into one operating segment—“Express”. The Business and its Chief Operating Decision Maker (“CODM”) evaluates the performance of its segments based on revenue and EBITDA before restructuring (“Adjusted EBITDA”). The Business’s CODM have been the Chief Executive Officer and the Chief Financial Officer throughout the year. Corporate expenses, which also include the regional companies holding Indefeasible Rights of Use (“IRU’s”), are shown to reconcile to the total consolidated figures. Prior period amounts have been reclassified to conform to the current period presentation.

The table below presents information about the reported revenue, operating loss from continuing activities, impairment and restructuring charges and assets from operations of the Business’s operating segments for years ended December 31, 2003 and 2004.

	Solutions	Express	Corporate	Total
	In thousands of U.S. dollars
Total assets as of December 31, 2003	$10,454	$—	$5,009	$15,463
Total assets as of December 31, 2004	$55,446	$1,006	$4,344	$60,796
Total long-lived asset additions as of December 31, 2003	$587	$—	$3,195	$3,782
Total long-lived asset additions as of December 31, 2004	$40,216	$884	$2,995	$44,095
The year ended December 31, 2003:
Revenue	$16,645	$—	$—	$16,645
Adjusted EBITDA	(2,073)	—	(2,874)	(4,947)
Impairment and restructuring charges	(2,563)	—	—	(2,563)
The year ended December 31, 2004:
Revenue	$31,837	$89	$—	$31,926
Adjusted EBITDA	(3,880)	(2,740)	(3,179)	(9,799)
Impairment and restructuring charges	$(6,779)	—	—	$(6,779)

At December 31, 2004, goodwill for the operating segments Solutions and Express was $30.8 million and nil, respectively.

The reconciliation between Adjusted EBITDA to net loss from operations is as follows:

	Solutions	Express	Corporate	Total
	In thousands of U.S. dollars
The year ended December 31, 2003:
Adjusted EBITDA	$(2,073)	$—	$(2,874)	$(4,947)
Impairment and restructuring charges	(2,563)	—	—	(2,563)
Depreciation and amortization	(539)	—	(3,587)	(4,126)
Interest income	10	—	—	10
Interest expense	(4)	—	—	(4)
Other income (expense), net	(1,302)	—	(78)	(1,380)
Foreign currency (losses) gains, net	6	—	772	778
Income tax benefit (expense)	(22)	—	—	(22)
Net loss from continuing operations	$(6,487)	$—	$(5,767)	$(12,254)
The year ended December 31, 2004:
Adjusted EBITDA	$(3,880)	$(2,740)	$(3,179)	$(9,799)
Impairment and restructuring charges	(6,779)	—	—	(6,779)
Depreciation and amortization	(1,912)	(142)	(2,723)	(4,777)
Interest income	9	—	—	9
Interest expense	(149)	(8)	—	(157)
Other income (expense), net	1,184	(193)	(4,780)	(3,789)
Foreign currency (losses) gains, net	2,615	46	4,096	6,757
Income tax benefit (expense)	68	—	—	68
Net loss from continuing operations	$(8,844)	$(3,037)	$(6,586)	$(18,467)

A summary of the revenues and long-lived assets relating to the Business’s countries of domicile (origin) is as follows:

	Year ended December 31, 2003	Year ended December 31, 2004
	In thousands of U.S. dollars
Revenues:
Germany	$7,634	$13,354
France	7,238	8,122
The Netherlands	—	3,577
Switzerland	—	3,398
Spain	1,773	1,576
Belgium	—	1,898
Total	$16,645	$31,926

	December 31, 2003	December 31, 2004
	In thousands of U.S. dollars
Long-lived Assets:
Germany	703	17,552
France	785	2,505
The Netherlands	—	11,246
Switzerland	—	3,316
Spain	381	279
Belgium	—	5,589
Corporate	5,904	3,481
Total	$7,773	$43,968

A summary relating to the Business’s products and services from external customers is as follows:

	Year-end December 31, 2003	Year ended December 31, 2004
Access (including DSL connectivity)	$9,968	$17,739
Hosting	2,530	$8,193
Internet security services	1,413	2,874
Other	2,734	3,120
Total	$16,645	$31,926

12.   Subsequent Events

On January 26, 2005, the board of directors removed Rhett Williams from his position as a member of the board of director and as chief executive officer of the Company. The vacancy on the board of directors has remained unfilled. Ray Walsh was appointed as the replacement chief executive officer. Mr. Walsh was formerly VIA’s Senior Vice President, Technology & Operations.

On January 28, 2005, Erik M. Torgerson submitted his resignation and stepped down from the Board of Directors of the Company. In stepping down, Mr. Torgerson cited time constraints. Prior to his resignation, Mr. Torgerson, who has served as a director of VIA since May 1999, was its longest serving director. Mr. Torgerson served as chairman of VIA’s audit committee from October 1999 until August 2003. Erik is a general partner of Norwest Equity Partners, a private equity firm, which has over $2 billion in capital under management.

On April 1, 2005, the Company sold its Swiss companies—VIA NET.WORKS (Schweiz) AG and VIA NET.WORKS Services AG—to former managers and owners of the business, for a purchase price of CHF3.5 million ($3.1 million). Foreign currency translation adjustments of $0.9 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 10, 2005,  VIA NET.WORKS, Inc. entered into a letter of intent with Claranet Group Limited, a privately-held European Internet services provider based in the United Kingdom, to sell all of our business operations in Europe and the United States. The key terms of the proposed transaction, or the Claranet Sale, are disclosed within Note 1 of these consolidated financial statements. Foreign currency translation adjustments of $34.1 million will be reclassified into the statement of operations upon disposal in fiscal year 2005.

On April 11, 2005, the Company announced the Claranet Sale offer. In reaction to the announcement, a number of managers and employees of the Company’s Amen group formed a strike against Amen, seeking employment security guarantees from Claranet, amongst other things. The Company has obtained the support of staff from other members of the VIA group to fill in for the striking workers to ensure the continuation of technical and customer support. The Company believes it will be able to resolve the matter satisfactorily without undue cost or impairment to the Amen business.

On June 29, 2005, the Company entered into a series of agreements (the “Sorbie Agreements”) relating to the release by Sorbie Europe B.V. (formerly PSINet Europe B.V.) (“Sorbie”) of all of VIA’s obligations related to the unsecured zero-coupon convertible note of €6.0 million (approximately $7.3 million) due in full November 20, 2005, issued to Sorbie in connection with its acquisition of the PSINet Europe companies on August 9, 2004. Under the Sorbie Agreements, VIA and the sellers of the PSINet Europe companies mutually released all claims that either party has or may have in the future against the other party under the August 9, 2004, purchase agreement. In consideration for the release, Sorbie agreed to cancel the note against a payment to Sorbie, prior to August 31, 2005, of €1.5 million (approximately $1.8 million) in cash and the issuance to Sorbie of a number of shares of common stock of VIA equal to 9.9% of the total outstanding shares of the Company as of June 29, 2005. Pursuant to the Sorbie Agreements, on August 29, 2005, VIA paid approximately $1.8 million and issued 7,173,341 shares of common stock to Sorbie (collectively, the “Sorbie Settlement”). Upon completion of the Sorbie Settlement, the Company recorded a gain of $5.0 million in the statement of operations in the three months ending September 30, 2005.

On July 12, 2005, the Company sold various businesses as described in Note 18.

On July 27, 2005, Claranet delivered a notice of termination of the Amended Sale Agreement and the Amended Facility based on events which allegedly occurred and gave rise to its right to terminate. The Company has notified Claranet that it rejects the allegations and denies that Claranet has the right to terminate. The Company is currently engaged in discussions with other parties and is seeking to enter into a new transaction for the sale of Company’s businesses.

On August 1, 2005, VIA’s board of directors acknowledged the termination of employment of Cameron Mackenzie, the Company’s Chief Financial Officer, as of July 31, 2005. Also on August 1, 2005, VIA’s board accepted the resignation of Dick Theunissen, Vice President, effective as of July 31, 2005. These terminations are a part of VIA’s plan to prepare the Company for a potential sale.

On August 26, 2005, VIA agreed to sell substantially all of its assets to Interoute Communications Holdings S.A. for $18.1 million. The sale comprised VIA’s remaining business operations, including the PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and the legacy VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to centralised back office and technical support systems.

On October 21, 2005, VIA completed its sale of substantially all of its assets to Interoute Communications Holdings S.A. and certain of its affiliates (“Interoute” or the “Purchaser”) for $18.1 million, of which $5.0 million was advanced to the Company prior to the closing under an interim financing facility.  In addition, Interoute assumed $1.3 million which Interoute advanced to subsidiaries of the Company pursuant to the interim financing facility.  In the asset sale, Interoute acquired all of the Company’s remaining business operations comprised of its PSINet Europe operations in Germany, France, Belgium, Switzerland and the Netherlands and its VIA NET.WORKS operations in France, Germany and Spain, as well as certain assets pertaining to its centralized back office and technical support systems.  The Company retained all of its other debts and liabilities, including expenses related to its headquarters lease in Schiphol-Oost, The Netherlands, its senior executives and the remaining headquarters personnel, corporate vendors and professional advisors.